EXHIBIT 99.1


FOR IMMEDIATE RELEASE

                 TALON INTERNATIONAL REPORTS FOURTH QUARTER AND
                        YEAR-END 2007 FINANCIAL RESULTS

LOS ANGELES, CALIF. -- APRIL 15, 2008 -- Talon International, Inc. (OTCBB:TALN), a leading global supplier of zippers, apparel fasteners, trim and interlining products, reported financial results for the fourth quarter and year ended December 31, 2007.

HIGHLIGHTS

o     Sales for the full year 2007 totaled $40.5  million,  vs. $48.8 million in
      2006

o     Net loss totaled $4.9 million in 2007, vs. net income of $309,000 in 2006

o     $1.8 million in non-recurring charges in 2007

o     Zipper  product  sales up 4% in Q4 2007 vs. Q4 2006;  up 25% in FY2007 vs.
      FY2006

FINANCIAL RESULTS

Sales for the full year 2007 totaled $40.5 million, a decline of $8.3 million from 2006. Sales for the fourth quarter 2007 were $8.9 million, a decrease of $1.6 million from the same period in 2006. The decline in sales for both the quarter and the year was primarily attributable to a decrease in waistband product sales following the expiration in late 2006 of an exclusive sales contract. Waistband product sales for the full year 2007 were $682,000, as compared to $9.3 million in 2006. There were no sales of waistband products in the fourth quarter 2007, as compared to $1.4 million for the same period in 2006.

For the full year 2007 a net loss of $4.9 million or ($0.24) per share was reported, as compared to net income of $309,000 or $0.02 per share in 2006. For the fourth quarter, net loss of $0.9 million was reported, as compared to net income of $45,000 in 2006.

"Fiscal year 2007 was a year of significant change and challenges for the company," said Lonnie Schnell, who was appointed Talon's CEO in February 2008. "The overall financial results for the year were disappointing, as several aspects of our business did not develop at the rate anticipated. We also absorbed several unexpected non-recurring charges. However, our overall business strategy remains sound; our products are superior; and our long-term growth opportunities are substantial."

"The loss of sales from the Tekfit product line had a significant impact on the company in 2007," said Schnell. "While we anticipated a sharp decline in this business in 2007 following the end of our exclusive contract in 2006, the sales cycle for this product to new customers has been much longer than expected. We remain confident and optimistic about the long-term potential for this product, although we remain cautious about its potential contribution in 2008."

Talon zipper product sales for the fourth quarter and year ended December 31, 2007 increased 4% and 25%, respectively, as compared to of the fourth quarter and full year of 2006. The improvement is attributable to the company's expansion of its global footprint throughout Southeast Asia and winning new nominations from major brand retailers. Said Schnell, "We are pleased with the growth in our Talon zipper products for 2007, and believe there is strong growth potential for these products as apparel makers welcome Talon as a global supplier with a reputation for superior quality."

Sales of Talon Trim products declined for the fourth quarter and year ended December 31, 2007 by 9% and 17%, respectively, as compared to the fourth quarter and full year of 2006. This was primarily attributable to fewer and reduced customer programs initiated by the brands throughout the year.

Operating expenses for the full year 2007 were $15.3 million, an increase of $2.1 million over 2006. The increase in operating expenses included $1.8 million in non-recurring charges, including a reserve for the impairment of a note receivable of $1.1 million, an impairment charge for the building held for sale of $0.1 million, and professional service costs associated with inactive contracts of $0.6 million.

Operating expenses in the fourth quarter of 2007 were $3.2 million, as compared to $3.1 million for the same period in 2006. Operating expenses for the fourth quarter included a net benefit from non-recurring items of $0.4 million, which was offset by a cost increase of $0.5 million principally associated with increased sales staffing worldwide.

Net interest expense for the fourth quarter and full year ended December 31, 2007 was $542,000 and $1,680,000, respectively, as compared to $236,000 and $988,000, respectively, for the fourth quarter and full year of 2006.

The increased interest cost in 2007 over 2006 was a result of the new debt facility with Bluefin Capital entered into in June 2007, as well as the non-cash interest charges associated with the stock and warrants issued in connection with this debt.


CONFERENCE CALL
Talon International will hold a conference call on Thursday, April 17, 2008, to discuss its fourth quarter and year-end 2007 financial results. Talon's CEO Lonnie D. Schnell will host the call starting at 4:30 P.M. Eastern Time. A question and answer session will follow their presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, request the Talon International conference call and provide the conference ID.

Date: Thursday, April 17, 2008
Time: 4:30 pm Eastern (1:30 pm Pacific)
Domestic callers: 1-800-895-1085
International callers: 1-785-424-1055
Conference ID#: 7TALON
Internet Simulcast and replay: http://viavid.net/dce.aspx?sid=00004EF6

If you have any difficulty connecting with the conference call or webcast, please contact the Liolios Group at 949-574-3860.

A replay of the call will be available later that evening and will be accessible until May 15, 2008. The replay call-in number is 1-800-753-8546 for domestic callers and 1-402-220-0685 for international. Passcode not required.

ABOUT TALON INTERNATIONAL, INC.
Talon International, Inc. is a global supplier of apparel fasteners, trim and interlining products to manufacturers of fashion apparel, specialty retailers, mass merchandisers, brand licensees and major retailers. Talon manufactures and distributes zippers and other fasteners under its Talon(R) brand, known as the original American zipper invented in 1893. Talon also designs, manufactures, engineers, and distributes apparel trim products and specialty waistbands under its trademark names, Talon, Tag-It and TekFit, to more than 60 apparel brands and manufacturers including Levi Strauss & Co., Juicy Couture, Ralph Lauren, Victoria's Secret, Target Stores, Wal-Mart, and Express. The company has offices and facilities in the United States, Hong Kong, China, India and the Dominican Republic and is expanding into Eastern Europe, Indonesia and Vietnam.

FORWARD LOOKING STATEMENTS
This news release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management's own knowledge and assessment of the company's industry, competition and capital requirements, and the potential for growth in zipper sales and other products. Factors which could cause actual results to differ materially from these forward-looking statements include our ability to manage an international expansion, the level of acceptance of the company's products by retailers and consumers, pricing pressures and other competitive factors and the unanticipated loss of major customers. These and other risks are more fully described in the company's filings with the Securities and Exchange Commission, including the Company's most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

COMPANY CONTACT                                 INVESTOR RELATIONS
Talon International, Inc.                       Scott Liolios or Scott Kitcher
Rayna Long                                      Liolios Group, Inc.
Tel (818) 444-4128                              Tel (949) 574-3860
rlong@talonzippers.com

                            TALON INTERNATIONAL, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                             Quarter Ended December 31,        Year Ended December 31,
                                            ----------------------------    ----------------------------
                                                2007            2006            2007            2006
                                            ------------    ------------    ------------    ------------
Net sales ...............................   $  8,859,321    $ 10,573,755    $ 40,529,555    $ 48,825,002
Cost of goods sold ......................      6,000,408       7,223,155      28,422,820      34,356,034
                                            ------------    ------------    ------------    ------------
   Gross profit .........................      2,858,913       3,350,600      12,106,735      14,468,968

Selling expenses ........................        963,968         646,257       3,125,634       2,777,772
General and administrative expenses .....      3,307,721       2,962,826      10,877,374      10,872,887
Bad debt expenses (recoveries) ..........          6,961        (506,660)        186,753        (513,347)
Reserve for impairment of note receivable     (1,040,000)           --         1,087,653            --
                                            ------------    ------------    ------------    ------------
   Total operating expenses .............      3,238,650       3,102,423      15,277,414      13,137,312

Income (loss) from operations ...........       (379,737)        248,177      (3,170,679)      1,331,656
Interest expense, net ...................        541,991         235,748       1,680,079         988,453
                                            ------------    ------------    ------------    ------------
Income (loss) before income taxes .......       (921,728)         12,429      (4,850,758)        343,203
Provision for income taxes ..............         13,297         (32,521)         70,949          33,900
                                            ------------    ------------    ------------    ------------
   Net Income (loss) ....................   $   (935,025)   $     44,950    $ (4,921,707)   $    309,303
                                            ============    ============    ============    ============

Basic income (loss) per share ...........   $      (0.05)   $       0.00    $      (0.24)   $       0.02
                                            ============    ============    ============    ============
Diluted income (loss) per share .........   $      (0.05)   $       0.00    $      (0.24)   $       0.02
                                            ============    ============    ============    ============

Weighted average number of common
 shares outstanding:
   Basic ................................     19,336,638      18,377,484      20,155,563      18,377,484
                                            ============    ============    ============    ============
   Diluted ..............................     19,336,638      18,955,796      20,155,563      18,955,796
                                            ============    ============    ============    ============

                            TALON INTERNATIONAL, INC.
                           CONSOLIDATED BALANCE SHEETS

                                                   December 31,    December 31,
                                                       2007            2006
                                                   ------------    ------------

Assets
Current Assets:
   Cash and cash equivalents ...................   $  2,918,858    $  2,934,673
   Marketable Securities available for sale ....      1,040,000            --
   Accounts receivable .........................      3,504,351       4,664,766
   Note receivable .............................           --         1,378,491
   Inventories, net ............................      2,487,427       3,051,220
   Prepaid expenses and other current assets ...        945,566         541,034
                                                   ------------    ------------
Total current assets ...........................     10,896,202      12,570,184

Property and equipment, net ....................      5,210,446       5,623,040
Fixed Assets held for sale .....................        700,000         826,904
Note receivable, less current portion ..........           --         1,420,969
Due from related parties .......................        625,454         675,137
Other intangible assets, net ...................      4,110,751       4,139,625
Other assets ...................................        551,054         437,569
                                                   ------------    ------------
Total assets ...................................   $ 22,093,907    $ 25,693,428
                                                   ============    ============


Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable .............................   $  6,603,929    $  4,006,241
  Accrued legal costs ..........................        498,846         427,917
  Other accrued expenses .......................      2,646,662       3,359,267
  Demand notes payable to related parties ......         85,176         664,970
  Current portion of capital lease obligations .        323,317         432,728
  Current portion of notes payable .............        299,108       1,107,207
  Current portion of secured convertible
     promissory notes ..........................           --        12,472,622
                                                   ------------    ------------
Total current liabilities ......................     10,457,038      22,470,952

Capital lease obligations, less current portion         189,705         474,733
Notes payable, less current portion ............        848,484       1,061,514
Revolver note payable ..........................      3,807,806            --
Term note payable, net of discount of
   $2,075,500 ..................................      7,424,573            --
Other long term liabilities ....................         83,651            --
Total liabilities ..............................     22,811,257      24,007,199
                                                   ------------    ------------

Commitments and contingencies (Note 13)

Stockholders' Equity:
   Preferred stock Series A, $0.001 par value;
      250,000 shares authorized; no
      shares issued or outstanding .............           --              --
   Common stock, $0.001 par value, 100,000,000
      shares authorized; 20,291,433 shares
      issued and outstanding at December 31,
      2007; 18,466,433 at December 31, 2006 ....         20,291          18,466
   Additional paid-in capital ..................     54,510,161      51,792,502
   Accumulated deficit .........................    (55,292,246)    (50,124,739)
   Accumulated other comprehensive income-
       foreign currency ........................         44,444            --
                                                   ------------    ------------
Total stockholders' equity (deficit) ...........       (717,350)      1,686,229
                                                   ------------    ------------

Total liabilities and stockholders' equity .....   $ 22,093,907    $ 25,693,428
                                                   ============    ============